Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Guaranty Federal Bancshares, Inc. on Form S-1 (File Number 333-191440) of our report dated March 28, 2013, on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, which report is included in the Form 10-K of Guaranty Federal Bancshares, Inc. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Springfield, Missouri

December 16, 2013